Exhibit 99.1

Erie Indemnity Announces Nominees for Board of Directors

Erie, Pa., Feb. 26, 2007 – At the regular meeting of the Board of Directors of Erie Indemnity Company held February 22, 2007, the Board accepted and approved the report of the Company’s Nominating and Governance Committee, which recommends nominees for the Company’s Board of Directors.

The Board of Directors agreed to retain the size of the Board of Directors at 14 members. The slate of nominees includes the following individuals, who are currently Directors: Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Patricia Garrison-Corbin, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof, Lucian L. Morrison, Thomas W. Palmer and Robert C. Wilburn. In addition, Elizabeth A. Vorsheck, daughter of Board Chairman F. William Hirt, was nominated to replace John R. Graham, who is retiring from the board at the end of his current term. Mr. Graham’s retirement is for personal reasons and not as a result of any disagreement with the Company.

The Nominating and Governance Committee based its nominations on the general needs of the Company as well as the specific attributes of candidates that would add to the overall effectiveness of the Board and its committees.

Information on each of the nominees will be included in the Company’s Proxy Statement to be mailed to Shareholders prior to the Annual Meeting. Members of the Board of Directors will be elected at the Company’s Annual Meeting of Shareholders scheduled for April 17, 2007, at the Company’s headquarters in Erie, Pa.

This Press Release shall serve as public notice of the Nominating Committee’s recommendation in accordance with section 2.07 (a)(3) of the Company’s bylaws.

The bylaws of Erie Indemnity Company, as amended and restated in December 2006, allow voting shareholders (i.e., Class B shareholders) of record to nominate one or more persons as candidates for the Company’s Board of Directors at the ’Annual Shareholders’ Meeting.

Nominations from Class B shareholders should be in writing and directed to: Chair, Nominating Committee, 100 Erie Insurance Place, Erie, Pa., 16530, to the attention of the Corporate Secretary. The nomination must contain the information required by the Company’s bylaws. Copies of the Company’s bylaws are available on the Company’s website at www.erieinsurance.com.

As separate matters, the Board also unanimously approved a revised set of corporate governance guidelines and established a policy to address related person transactions. Both the Company’s Corporate Governance Guidelines and Related Person Transactions Policy can be found on the Company’s website at www.erieinsurance.com.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2007 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

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